Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Universal Corporation 2007 Stock Incentive Plan of our report dated May 25, 2007, with respect to the consolidated financial statements of Universal Corporation, Universal Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Universal Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Richmond, Virginia

August 6, 2007